Exhibit 99.1

 Harrington West Plans to Issue $10 Million of
          Trust Preferred Securities to Fund Franchise Growth

    SOLVANG, Calif.--(BUSINESS WIRE)--Aug. 18, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it had reached agreement to issue $10 million of Trust Preferred Securities to fund the further growth if its banking franchises. These securities will be issued by a special purpose trust subsidiary of Harrington West and will be purchased in a private transaction. This transaction is expected to close on or before September 15, 2004.
    In commenting on the financing, Craig J. Cerny, Chairman and CEO of Harrington West, stated: "This capital raising will support our community banking expansion in all of our markets at a favorable cost of capital to the Company. The Trust Preferred Securities provide a 30-year capital source for the Company at a spread to 3 month LIBOR that is less than the Company's current line of credit from two nationally recognized banks. We expect to utilize this capital readily through the internal production of loans and deposits and, secondarily, through our skills in investment management."
    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates 13 full-service banking operations on the central coast of California; Scottsdale, Arizona; and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $124.0 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resource Marketing, Inc., the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.
    The trust preferred securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, those laws. This release does not constitute an offer to any person or the public generally to subscribe for or otherwise to acquire the trust preferred securities.
    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company's beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
             Gina L. Ast, 805-688-6644 (for share transfer info.)